UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 11, 2010
Idenix Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-49839	45-0478605

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Hampshire Street Cambridge, MA	02139

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 617-995-9800
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
On September 13, 2010 the board of directors of Idenix Pharmaceuticals, Inc. (“we,” “us,” “our” or “Idenix “) appointed and elected Maria D. Stahl as our Senior Vice President and General Counsel effective October 11, 2010. The terms of Ms. Stahl’s employment are set forth in a letter agreement dated September 13, 2010 (the “Employment Letter”).
Pursuant to the Employment Letter, Ms. Stahl is entitled to receive an annual base salary in the amount of $300,000, which amount will be annually reviewed for increase, but not decrease, at the discretion of the compensation committee of our board of directors (the “compensation committee”). Ms. Stahl is also entitled to receive an annual cash performance bonus in a target amount equal to 35% of her base salary if, in the discretion of our board of directors, annually established performance criteria are satisfied. The actual bonus may range from zero to 200% of the target amount. Ms. Stahl’s bonus will be prorated for the remainder of 2010.
On October 11, 2010, Ms. Stahl was granted options to purchase 150,000 shares of Idenix common stock pursuant to the Idenix Pharmaceuticals, Inc. 2005 stock incentive plan. The stock options have an exercise per share equal to $3.87 per share, representing the average of the opening and closing price of our common stock on the date of grant, as reported by The NASDAQ National Market. The options will vest ratably over a 48 month period beginning on October 31, 2010. The Employment Letter further provides that Ms. Stahl is eligible to participate in all benefit plans Idenix provides generally to its senior level executives and has the opportunity, subject to approval by the compensation committee or our board of directors, to be awarded annually options to purchase 80,000 shares of Idenix common stock on terms and conditions similar to the option awarded on October 11, 2010.
Pursuant to the Employment Letter, Ms. Stahl is entitled to receive, no later than November 10, 2010, a cash sign-on bonus in the amount of $70,000. The sign-on bonus is repayable, in whole or in part, to Idenix by Ms. Stahl if she voluntarily terminates her employment with us or we terminate her employment for cause, in either case, prior to October 11, 2011.
Ms. Stahl’s employment is terminable by either Idenix or Ms. Stahl at any time. Under the terms of the Employment Letter, if Ms. Stahl’s employment is terminated by Idenix without cause or by Ms. Stahl for good reason (each as defined in the Employment Letter), subject to her execution of a release agreement within a specified period of time, all of her options to purchase Idenix common stock will immediately vest in full, and she will be entitled to receive: (i) a lump sum payment equal to her annual base salary and the greater of her target bonus for such year or the actual bonus paid in the year immediately preceding the termination; and (ii) continuation of health and dental insurance benefits for one year.
The foregoing description of the Employment Letter is qualified in its entirety by the text of such letter which is filed herewith as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits
The following exhibit relating to Item 8.01 shall be deemed to be furnished, and not filed:

10.1	Employment Letter, dated September 13, 2010, by and between Idenix Pharmaceuticals, Inc. and Maria D. Stahl

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Idenix Pharmaceuticals, Inc.
Date: October 13, 2010	By:	/s/ Ronald C. Renaud, Jr.
Ronald C. Renaud, Jr.
Chief Business Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Letter, dated September 13, 2010, by and between Idenix Pharmaceuticals, Inc. and Maria D. Stahl.